UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

______________

FORM 8-A/A
Amendment No. 2

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR (g) OF THE
SECURITIES EXCHANGE ACT OF 1934

The Goldfield Corporation
(Exact name of registrant as specified in its charter)
Delaware	88-0031580
(State of incorporation or organization)	(I.R.S. Employer Identification No.)
1684 West Hibiscus Blvd. Melbourne, Florida (Address of principal executive offices)	32901 (Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Common Stock, $0.10 par value	NYSE MKT LLC

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. [X]

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. [ ]

Securities Act registration statement file number to which this form relates: _________________ (if applicable)

Securities to be registered pursuant to Section 12(g) of the Act:
None
(Title of Class)

This amendment no. 2 amends the registration statement on Form 8-A of The Goldfield Corporation, dated April 28, 1975, as amended by amendment no. 1 thereto, dated June 9, 1975, by replacing Items 1 through 4 with the following:
Item 1.        Description of Registrant’s Securities to be Registered.
DESCRIPTION OF COMMON STOCK
Common Stock - General
The following is a description of all material attributes of the common stock of The Goldfield Corporation (the “Company”).  This description is not complete, and it is qualified by reference to the Company’s restated certificate of incorporation, as amended, and by-laws, as amended, both of which are incorporated into this document by reference, and the laws of the state of Delaware.
The restated certificate of incorporation authorizes the Company to issue 45,000,000 shares of stock, divided into two classes:

•	40,000,000 shares of common stock, $0.10 par value; and

•	5,000,000 shares of preferred stock, $1.00 par value.
As of December 11, 2014, the Company had 25,451,354 shares of common stock outstanding.
In 1974, the Company issued 1,526,629 shares of Series A 7 % Voting Cumulative Convertible Preferred Stock pursuant to authorization by the board of directors and the stockholders of the Company.  In 1986, the Company issued 2,000,000 shares of Series B 9 % Non-Voting Cumulative Convertible Preferred Stock pursuant to authorization by the board of directors of the Company.  All shares of these series of preferred stock were converted to common stock or redeemed, and no shares are outstanding.
Dividend Rights
The holders of common stock are entitled to dividends when and as declared by the board of directors from funds legally available therefor, subject to any preferential rights of holders of preferred stock. No cash dividends have been paid by the Company on its common stock since 1933, and it is not expected that the Company will pay any cash dividends on common stock in the foreseeable future.
Voting Rights
The holders of common stock have one vote per share on each matter submitted to a vote at a meeting of stockholders. Each stockholder entitled to vote has the right to vote his shares cumulatively for the election of directors, which means that each stockholder is entitled to cast as many votes as there are directors to be elected multiplied by the number of shares of common stock registered in his name on the record date, and to cast all such votes for one candidate or to distribute such votes among the nominees for director in accordance with his choice.
Liquidation Rights
If the Company were to liquidate, the holders of common stock are entitled to share in the assets available for distribution to stockholders, subject to any preferential rights of holders of preferred stock.
Other Rights
Shares of common stock do not have preemptive rights, are not redeemable, and are not liable for further calls or assessments. None of the shares of common stock have any conversion rights or the benefit of any sinking fund.

Effects on Common Stock if Company Issues Preferred Stock
The Company’s board of directors has the authority, without further action by the stockholders, to issue up to 5,000,000 shares of preferred stock, $1.00 par value, in series. The board of directors has the authority to determine the terms of each series of preferred stock, within the limits of the restated certificate of incorporation and the laws of the state of Delaware.  These terms include the number of shares in a series, dividend rights, liquidation preferences, terms of redemption, conversion rights and voting rights.
The issuance of any preferred stock may negatively affect the holders of common stock.  These possible negative effects include diluting the voting power of shares of the common stock and affecting the market price of the common stock.
Provisions of the Restated Certificate of Incorporation and the By-Laws That Could Delay or Prevent a Change in Control
The Company’s restated certificate of incorporation and by-laws contain provisions which could make it more difficult to obtain control of the Company if the board of directors does not approve the transaction.  The provisions include the following:
Number of Directors, Vacancies
The restated certificate of incorporation provides that the number of directors shall be as the by-laws provide, but in no event less than three. The by-laws provide that the board of directors will have at least three and at most 11 directors. The board of directors may fill any new directorships created by the board and any vacancies.
Meetings of Stockholders
Advance Notice Provisions
The Company’s by-laws require that for a stockholder to nominate a director or bring other business before an annual meeting, the stockholder must give notice not earlier than 120 days and not later than 90 days prior to the anniversary of the immediately preceding annual meeting of stockholders. The Company’s by-laws require that for a stockholder to nominate a director or bring other business before a special meeting, the stockholder must give notice not earlier than 90 days and not later than 60 days prior to the special meeting or not more than 10 days following the day on which public announcement of the date of the special meeting is first made, whichever is later. The notice must include the information specified in the by-laws, and the stockholder must otherwise comply with the requirements of the by-laws.
Ability to Issue Shares of Preferred Stock
The ability of the board of directors to issue preferred stock may delay or prevent a change in control of the Company.
Provisions of Delaware Law that Could Delay or Prevent a Change in Control
The Company is subject to the provisions of Section 203 of the General Corporation Law of Delaware.  With some exceptions, Section 203 prohibits the Company from engaging in some types of business combinations with an interested stockholder, which is a person who owns 15% or more of the outstanding voting stock, for a three-year period after that person acquires the stock.  This prohibition does not apply if:

•	the board of directors approved of the business combination or the acquisition of the stock before the person became an interested stockholder;

•	upon consummation of the transaction that resulted in the person becoming an interested stockholder, that person owned at least 85% of the outstanding voting stock, excluding certain shares; or

•	the business combination is approved by the board of directors and by at least two-thirds of the outstanding voting stock not owned by the interested stockholder.
A business combination includes mergers, consolidations, stock sales, asset sales and other transactions resulting in a financial benefit to the interested stockholder.
By-Laws May Be Amended by the Board of Directors
The restated certificate of incorporation grants the board of directors the power to adopt, amend or repeal the by-laws.

Item 2.        Exhibits

Exhibit Number	Exhibit
*3.1
Restated Certificate of Incorporation of the Company, as amended, incorporated by reference to Exhibit 3-1 of the Company’s Annual Report on Form 10-K for the year ended December 31, 1987, filed on March 29, 1988 (File No. 1-7525)

*3.2	Amended and Restated By-Laws of the Company, incorporated by reference to Exhibit 3-1 of the Company’s Current Report on Form 8-K, filed on December 17, 2007 (File No. 1-7525)
_______________________
* Incorporated herein by reference.

SIGNATURE
Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this amendment to the registration statement to be signed on its behalf by the undersigned, thereto duly authorized.
Date: December 17, 2014

THE GOLDFIELD CORPORATION

By:	/s/ John H. Sottile
Chairman of the Board, President and
Chief Executive Officer

EXHIBIT INDEX

Exhibit Number	Exhibit
*3.1
Restated Certificate of Incorporation of the Company, as amended, incorporated by reference to Exhibit 3-1 of the Company’s Annual Report on Form 10-K for the year ended December 31, 1987, filed on March 29, 1988 (File No. 1-7525)

*3.2	Amended and Restated By-Laws of the Company, incorporated by reference to Exhibit 3-1 of the Company’s Current Report on Form 8-K, filed on December 17, 2007 (File No. 1-7525)
_______________________
* Incorporated herein by reference.